Exhibit 99.3

8325 Six Forks Road
Raleigh, NC 27615
919-846-4100
800-444-5664
EnactMI.com

FOR IMMEDIATE RELEASE
May 1, 2024

Enact Announces 16% Increase to Quarterly Dividend and New $250 Million Share Repurchase Program

RALEIGH, N.C., May 1, 2024 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) a leading provider of private mortgage insurance through its insurance subsidiaries, today announced that its Board of Directors declared a quarterly dividend of $0.185 per common share, an increase of 16% from the prior quarter’s dividend. This dividend will be payable on June 13, 2024, to shareholders of record on May 29, 2024. Future dividends will be subject to Board approval.

Additionally, Enact announced that its Board of Directors authorized a new share repurchase program under which the company may purchase up to $250 million of its common stock. The new share repurchase authorization is in addition to the company’s current $100 million share repurchase program, of which $24 million remains as of April 26th, 2024.

“Today’s announcement underscores the strength of our financial position and our ongoing confidence in our business,” said Rohit Gupta, Enact’s President and Chief Executive Officer “The decision by the Board to raise our quarterly dividend and authorize a new share repurchase program are aligned with our disciplined and balanced approach to capital allocation focused on creating long-term value for our shareholders.”

Enact’s new share repurchase program authorizes the purchase of up to $250 million of the company’s common stock utilizing a variety of methods, including open market purchases, and privately negotiated transactions, and may be made under Rule 10b5-1 and Rule 10b-18 trading plans, at such times and in such amounts as management deems appropriate. In support, Enact has entered into an agreement with Genworth Holdings, Inc. to repurchase its Enact shares on a pro rata basis as part of the program.

Enact expects the timing and amount of any share repurchases will be opportunistic and will depend on a variety of factors, including Enact’s share price, capital availability, business and market conditions, regulatory requirements, and debt covenant restrictions. The program does not obligate Enact to acquire any amount of common stock, it may be suspended or terminated at any time at the Company’s discretion without prior notice, and it does not have a specified expiration date.
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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Enact Mortgage Insurance Corporation since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

Investor Contact
Daniel Kohl
EnactIR@enactmi.com

Media Contact
Sarah Wentz
Sarah.Wentz@enactmi.com